 Accuride Second Quarter 2016 Earnings Call

 Forward Looking Statements  2  accuridecorp.com  Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Accuride’s expectations, hopes, beliefs and intentions with respect to future results.  Such statements are subject to the impact on Accuride’s business and prospects generally of, among other factors, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Accuride’s Securities and Exchange Commission filings, including those described in Item 1A of Accuride’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Any forward-looking statement reflects only Accuride’s belief at the time the statement is made. Although Accuride believes that the expectations reflected in these forward-looking statements are reasonable, it cannot guarantee its future results, levels of activity, performance or achievements.  Except as required by law, Accuride undertakes no obligation to update any forward-looking statements to reflect events or developments after the date of this news release.

 3  accuridecorp.com    Second Quarter 2016 Summary and End-Market UpdateRick DauchPresident and Chief Executive Officer

Q2 2016 Overview

Financial performance:

- Liquidity position improved sequentially to $78m
- Adj. EBITDA of $23.9 million, down $2.0m year-over-year (YOY) but slightly higher as a percentage of net sales due to continued solid performance in our core business units
  - **Wheels:** Down $1.4m YOY due to lower OEM production in North America and Gianetti
  - **Gunite:** Down $0.4m YOY due to lower OEM production
  - **Brillion:** Down $1.4m YOY as end markets continue to be impacted by low commodity prices
  - **Corp:** Improved by $1.2m YOY due to headcount reductions and lower spending

Operational update:

- All North American plants continue to operate at world class levels
- Continued progress with the Gianetti investment (Lean, working capital management, etc.)

Commercial opportunities:

- Marketing for Eversteel™ continues; Received initial orders
- Secured favorable data book position for Wheels with large North American Trailer OEM
- Multiple European OEM requests for quotes (RFQ)

Outlook:

- Brillion expected to face continued market challenges through 2016 and into 2017
- Continue to monitor North American commercial vehicle industry
  - Weak order patterns continue to impact production OEM schedules
- Expect margins to be impacted in second half of 2016 by rising steel prices

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 accuridecorp.com  N.A. Industry Indicators Remain Positive  5    Sources: ACT, FTR  US Economic indicators are solid; general weakness in CL8 Trucks (excess inventory)  ISM Manufacturing Index  Housing Starts  Auto & Light Truck Sales  Fleet Utilization  Fleet Age  Diesel Prices  Strong market trends/conditions  Continued strength – Trucks/SUVs  Capacity remains tight but Fleets remain on the “sideline”  Replacement Only Orders  Diesel prices remain low                                          6.7  6.7  6.6  6.5  6.2  5.9  5.8  5.9  6.0  5.9                                                                        2010  2011  2012  2013  2014  2015  2016  2017  2018  2019  5.0  5.2  5.4  5.6  5.8  6.0  6.2  6.4  6.6  6.8  7.0  Avg. Age in Years  Uptick in manufacturing activity 1H16

 accuridecorp.com  N.A. Build Projections  6  Sources: ACT, FTR  Class 8 Production forecasted to decline by 25-30% from 2015Continued weak orders expected to impact second half of 2016 Class 5-7Production to remain at healthy levelsContinues to closely track the with housing and infrastructureTrailerModest reduction in production expected in 2016Mixed signal by trailer segment

 accuridecorp.com  EU Build Projections  7  Sources: LMC, Clear International  Heavy dutyThe effects of BREXIT will be concentrated in the UK market. The impact on the European truck market as a whole will be less severe than in the UKMedium dutyThe new base forecast for European truck sales calls for 0% growth in 2017 (compared to a previous base forecast of +5%)TrailerThe European trailer market will peak in 2016, remaining at a high level in 2017 before a cyclical economic slowdown pulls production lower in 2018

 accuridecorp.com  Gianetti Ruote Joint Venture  8  Confidential. Do Not Distribute.  Q2 2016 financial results: Net Sales = $10.8 millionOperating income = $(0.8) millionSignificant opportunities for revenue growthStrong quoting activity with EU truck OEMsNew sales rep focusing on EU trailer segmentEstablishing aftermarket distribution networkSignificant operational progress: 27% improvement in lead time vs. November 201525% reduction in raw material inventory (YTD)50% reduction in rework in assembly and paint (YTD)Accuride Visual Operating System taking rootAll CAPEX projects tracking to timing plan and budget Management, workforce & union working well together     “Fix and Grow” improvements on-track  Equipment Upgrades

 9  accuridecorp.com    Second Quarter 2016 Financial OverviewMike HajostSenior Vice President and Chief Financial Officer

 2nd Quarter and YTD 2016 Results  10  accuridecorp.com  (US$, in millions except per share data)

 Free Cash Flow  11  accuridecorp.com    Strong free cash flow generation  (US$, in millions)

 Net Debt & Liquidity  12  accuridecorp.com    Strong liquidity at the end of Q2 2016  (US$, in millions)

 2016 Full Year Guidance  13  accuridecorp.com    Net sales range lowered but Adjusted EBITDA at lower end of previous range   Previous CurrentClass 8 220K to 240K 220K to 235K Class 5-7 220K to 240K 220K to 240KTrailer 270K to 290K 270K to 290KEuropean HD/MD Trucks 510K to 530K 510K to 530KBrillion Revenue Growth Minus 10% to 15% Minus 25% to 30%Net Sales $650 to $700 $625 to $650Adjusted EBITDA $65 to $80 $65 to $75Depreciation & Amortization $48 $48Interest Expense $34 $34Capital Expenditures $25 to $30 $25 to $30Cash Interest Expense $31 $31Cash Taxes $2 $2 Cash Pension Funding $6 $6Free Cash Flow Breakeven Breakeven

 14  accuridecorp.com    Closing Comments - 2016 PrioritiesRick DauchPresident and Chief Executive Officer

2016 Priorities are Unchanged

- **Continue to gain market share (N.A. and Europe):**
  - Leverage world-class operating metrics and leading technology to gain share at Wheels and Gunite
  - Grow market share in Europe – expand customer base
- **Execute Gianetti turnaround plan:**
  - Install Accuride system for Lean manufacturing to reduce operating costs & improve profitability
  - Execute three year product technology and portfolio expansion plan
  - Targeted metrics for 2018
    - More than double net sales through expansion of product portfolio, entrance into trailer market
    - Improve EBITDA margins to > 15%
    - Reduce Days Inventory by 50%
- **Prepare Brillion for return to profitability in 2017-18:**
  - Disa 250C fully on line
  - Continue to manage and potentially adjust, if necessary, costs and CAPEX through 2016-17
  - Focus on diversifying revenue - enter automotive segment (powertrain, drivetrain, chassis)
- **Further advance our product technology leadership:**
  - Steel Wheels – EverSteel™ in North America and introduce lightweight steel wheel in Europe
  - Aluminum Wheels – Lightweight aluminum wheels
  - Gunite – Lightweight drums and hubs (2017-18)
- **Complete Plex ERP Implementation:**
  - One site remaining in 2016 – Milan, Italy (3Q16)

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Questions  .  16  accuridecorp.com

 Appendix  .  17  accuridecorp.com

 Q2 2016 Segment Information   18  accuridecorp.com  $ millions

 Net Income to Adj. EBITDA Reconciliation  19  accuridecorp.com

 Trade Working Capital  20  accuridecorp.com  (US$, in millions)